Exhibit 99.2
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACT:	Investor Inquiries	Media
	StemCells, Inc.	Russo Partners
	Megan Meloni	Ian Stone (619) 528-2220
	(650) 475-3105	David Schull (212) 845-4271
STEMCELLS, INC. ANNOUNCES $10 MILLION COMMON STOCK FINANCING
     PALO ALTO, Calif., January 7, 2011 — StemCells, Inc. (NASDAQ: STEM) announced today that it has entered into an agreement to sell ten million shares of its common stock to selected institutional investors at a price of $1.00 per share, which represents a 10% discount to the closing price per share of January 6. The offering is expected to close today, subject to customary closing conditions, and StemCells expects to receive net proceeds, after deducting offering expenses and fees, of approximately $9.4 million. The Company also granted the investors an option, exercisable until February 18, 2011, to purchase an additional six million shares at $1.00 per share.
     The shares are being offered under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). The securities will be offered by means of a prospectus supplement and accompanying prospectus, forming a part of the Company’s previously filed effective registration statement, copies of which may be obtained, when available, at the SEC’s website at http://www.sec.gov. The net proceeds of the financing will be used for general corporate purposes, including working capital, product development and capital expenditures, as well as for other strategic purposes.
     This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About StemCells, Inc.
     StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. In its therapeutic product development programs, StemCells is targeting disorders of the central nervous system and the liver. StemCells’ lead product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in clinical development for spinal cord injury and the treatment of two fatal neurodegenerative disorders in children, and in preclinical development for retinal disorders such as age-related macular degeneration. StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development.

USA	Europe
3155 Porter Drive	Minerva Building 250, Babraham Research Campus
Palo Alto, CA 94304 USA	Cambridge CB22 3AT United Kingdom
T +1 (650) 475-3100 • F +1 (650) 475-3101	T +44 (0) 1223 499160 • F +44 (0) 1223 499178
www.stemcellsinc.com

     Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the Company’s intention to complete the offering described above, including one or more possible subsequent closings, and the expected use of net proceeds. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties, including that the proposed offering is subject to market conditions and other factors and to other risks and uncertainties to which the Company is subject, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in its subsequent reports on Form 10-Q and Form 8-K.
# # # #